Exhibit 99.1

MESABI TRUST ANNOUNCES RESIGNATION OF TRUSTEE

NEW YORK, New York, November 17, 2005 — Mesabi Trust announced today that Ira A. Marshall, Jr., a Trustee of Mesabi Trust since 1976, will be retiring from his position as a Trustee of Mesabi Trust.  Mr. Marshall cited general health concerns as the basis for his decision to retire.  Mr. Marshall’s resignation will be effective as of the date his successor is appointed by a majority in interest of the Trust Certificate holders at a special meeting called for such purpose.

In accordance with the terms of the Mesabi Trust Agreement, the Trustees will call a special meeting of Trust Certificate holders for the purpose of voting to approve a successor trustee and such other matters as the Trustees shall determine.  All Trust Certificate holders of record as of the record date to be determined for the special meeting will be sent Mr. Marshall’s notice of resignation, a notice of special meeting and proxy materials detailing the matters to be voted on at the special meeting as well as the time and location of the meeting.

The Mesabi Trustees also announced that they have nominated James A. Ehrenberg to stand for appointment by Trust Certificate holders to serve as successor Trustee to Mr. Marshall. Mr. Ehrenberg has over twenty years of experience in working with the Mesabi Trust as an employee and officer of U.S. Bank, which serves as the Corporate Trustee of the Mesabi Land Trust.  In that role, Mr. Ehrenberg has participated in numerous inspection trips and meetings with the owner/operator of the mines in northern Minnesota.

Effective November 15, 2005, Mr. Marshall resigned from serving as Trustee of the Mesabi Land Trust, of which the Mesabi Trust is the sole Trust Certificate holder.  Pursuant to their authority under the Mesabi Land Trust Trust Agreement, the Mesabi Trustees plan to Mr. Ehrenberg to succeed Mr. Marshall as Trustee of the Mesabi Land Trust.

Contact:     Mesabi Trust SHR Unit
                    Deutsche Bank Trust Company Americas
                    615-835-2749